 Exhibit 99.1

Douglas A. Schur
Vice President and Deputy General Counsel
Health Plan Operations

CERTIFIED MAIL AND FACSIMILE

October 31, 2003

DOCTOR’S MEDICAL CENTER OF MODESTO

1441 Florida Avenue

Modesto, CA 95352

Attn: Tim Joslin, CEO

Fax (209) 576-3680

TENET HEALTHSYSTEM	TENET HEALTHSYSTEM
11620 Wilshire Blvd., 11th Floor	3 Imperial Promenade, Ste. 600
Los Angeles, CA 90025	Santa Ana, CA 92707
Attn: Bill, Liyhe, VP, Managed Care	Attn:	Abdul Kassir, Executive Dir.,
Fax (310) 966-3129		Managed Care
	Fax	(714) 428-6783

Dear Sirs:

This letter provides written notice of intent to terminate the Blue Cross of California Comprehensive Contracting Hospital Agreement between Blue Cross of California and Affiliates and Tenet HealthSystem Hospitals, Inc. d/b/a Doctors Medical Center of Modesto, as amended (“the Agreement”).  Blue Cross of California (“BCC”) intends to terminate the Agreement, effective November 30, 2003, based upon the material breaches of the Agreement by Tenet HealthSystem Hospitals, Inc. d/b/a Doctors Medical Center of Modesto (“Hospital”).

Hospital’s material breaches of the Agreement include, but are not limited to, the following: Hospital has failed to maintain, and properly implement and participate in, appropriate quality assurance, peer review, and utilization management procedures.  Numerous improper, medically unnecessary Coronary Artery Bypass Graft (“CABG”) procedures have been performed on BCC Members and improperly billed to BCC.  These failures by Hospital materially breach a number of provisions in the Agreement, including but not limited to Sections 4.1, 4.3, 4.4, 4.5, 4.11, and 7.1, as well as Hospital’s duty of good faith and fair dealing.  A list of the members whose medical records have been independently reviewed has been provided to Dr. Jennifer Daley, Chief Medical Officer, Tenet HealthSystem.

21555 Oxnard Street, Woodland Hills, CA 91367  Telephone: 818,234,3679  Fax: 818,234,2344  E-mail: douglos.schur@wellpoint.com

[ILLEGIBLE]

BCC hereby demands that Hospital cease and desist from performing non-emergent CABG procedures on BCC members as of the date of this letter.  BCC members will be referred to alternative participating hospitals for any medically necessary CABG procedures.

Hospital shall take all necessary steps to ensure that BCC members who received inappropriate CABGs at Hospital are appropriately notified.

Hospital shall demonstrate to BCC the establishment of a prospective peer review process to ensure that any CABG procedures to be performed at Hospital meet all applicable evidenced-based guidelines and standards of cart for CABGs.

We believe that there may be actions that Hospital could take that would make a continued contractual relationship possible.  Dr. Jeffrey Kamil has written separately to Dr. Newman today to outline programs and processes that would be necessary for Tenet to implement.  Unless we are able to reach agreement on these matters, however, the contract will terminate November 30, 2003.

Neither this notice nor BCC’s termination of the Agreement constitutes a waiver of any other rights or remedies BCC may have, or of any other existing or future breaches of the Agreement or of any other contract or other obligation not specified herein.

Sincerely,

/s/ Douglas A. Schur
Douglas A. Schur

cc	Thomas C. Geiser
David Helwig
Woodrow A. Myers, Jr.
Max Brown
Jeff Kamil
Steven Melody

CERTIFIED MAIL AND FACSIMILE

October 31, 2003

DOCTOR’S MEDICAL CENTER OF MODESTO

1441 Florida Avenue

Modesto, CA 95352

Attn:  Tim Joslin, CEO

Fax  (209) 576-3680

Dear Mr. Joslin:

This letter provides written notice of intent to terminate the Blue Cross of California Medi-Cal Managed Care Program Participating Hospital Agreement between Blue Cross of California and Affiliates and Doctors Medical Center of Modesto, as amended (“the Agreement”).  Blue Cross of California (“BCC”) intends to terminate the Agreement, effective November 30, 2003, based upon the material breaches of the Agreement by Doctors Medical Center of Modesto (“Hospital”).

Hospital’s material breaches of the Agreement include, but are not limited to, the following: Hospital has failed to maintain, and properly implement and participate in, appropriate quality assurance, peer review, and utilization management procedures.  Numerous improper, medically unnecessary Coronary Artery Bypass Graft (“CABG”) procedures have been performed on BCC Members and improperly billed to BCC.  These failures by Hospital materially breach a number of provisions in the Agreement, including but not limited to Sections 4.1, 4.3, 4.4, 4.5, 4.9, and 7.1, as well as Hospital’s duty of good faith and fair dealing.  A list of the members whose medical records have been independently reviewed has been provided to Dr. Jennifer Daley, Chief Medical Officer, Tenet HealthSystem.

BCC hereby demands that Hospital cease and desist from performing non-emergent CABG procedures on BCC members as of the date of this letter.  BCC members will be referred to alternative participating hospitals for any medically necessary CABG procedures.

Hospital shall take all necessary steps to ensure that BCC members who received inappropriate CABGs at Hospital are appropriately notified.

Hospital shall demonstrate to BCC the establishment of a prospective peer review process to ensure that any CABG procedures to be performed at Hospital meet all applicable evidenced-based guidelines and standards of care for CABGs.

We believe that there may be actions that Hospital could take that would make a continued contractual relationship possible.  Dr. Jeffrey Kamil has written separately to Dr. Newman today to outline programs and processes that would be necessary for Tenet to implement.  Unless we are able to reach agreement on these matters, however, the contract will terminate November 30, 2003.

Neither this notice nor BCC’s termination of the Agreement constitutes a waiver of any other rights or remedies BCC may have, or of any other existing or future breaches of the Agreement or of any other contract or other obligation not specified herein.

Sincerely,

/s/ Douglas A. Schur
Douglas A. Schur

cc            Thomas C. Geiser

David Helwig

Woodrow A. Myers, Jr.

Max Brown

Jeff Kamil

Steven Melody